Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES UPSIZING AND PRICING OF COMMON STOCK OFFERING

DENVER, December 8, 2010 — /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (“Kodiak”) (NYSE Amex: KOG) today announced that it has upsized and priced its previously announced underwritten public offering of common stock.  The size of the offering has been increased from the previously announced 20,000,000 shares of common stock to 25,000,000 shares of common stock at a public offering price of $5.50 per share.

Kodiak intends to use the net proceeds of the offering to repay debt outstanding under its revolving credit facility, to fund capital expenditures related to drilling, development and infrastructure, principally in the Bakken play located in North Dakota, and for general corporate purposes, including financing the potential acquisition of oil and gas properties in certain core areas, such as the Bakken play.

In connection with the offering, Credit Suisse Securities (USA) LLC, KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers. Kodiak has granted the underwriters a 30-day option to purchase up to 3,750,000 additional shares to cover over-allotments, if any.

The offering is being made only by means of a prospectus and related prospectus supplement, which has been filed with the Securities and Exchange Commission. A copy of the prospectus and prospectus supplement relating to the offering may be obtained from the offices of: Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 1-800-221-1037; KeyBanc Capital Markets Inc., Attn: Prospectus Delivery Department, 127 Public Square, 6th Floor, Cleveland, OH 44114, 1-800-859-1783; and Wells Fargo Securities, LLC, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152, cmclientsupport@wellsfargo.com, 1-800-326-5897.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock of Kodiak; nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas Corp., Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. Kodiak’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and its Quarterly Reports on Form 10-Q.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11